UNITED SOLAR OVONIC ANNOUNCES SELECTION OF SITE FOR ITS

SECOND STATE-OF-THE-ART SOLAR PANEL MANUFACTURING FACILITY

The new facility supports United Solar Ovonic's

strategy to further grow its business in the expanding solar energy market

Auburn Hills, Mich., June 15, 2005 — United Solar Ovonic LLC, a wholly owned subsidiary of Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ: ENER), today announced that it has selected the site for its next state-of-the-art thin-film solar panel manufacturing facility.

Under a ten-year lease agreement between a unit of General Development Company LLC of Southfield, Mich., and United Solar Ovonic, General Development will construct a 160,000 square foot manufacturing facility for United Solar Ovonic at the Auburn Hills Commerce Park in Auburn Hills, Mich., near the current United Solar Ovonic manufacturing facility. Construction of the new facility is expected to begin in July following site plan approvals and issuance of building permits. Completion and occupancy of the new facility is scheduled for May 2006. A portion of the facility will be available in October of this year to begin installation of the new thin-film solar panel manufacturing equipment. When fully operational, the facility is expected to double United Solar Ovonic's manufacturing capacity and to employ approximately 200 additional people.

Compared to conventional solar technology utilizing single crystal or polycrystal silicon, United Solar Ovonic’s thin-film solar cells are 100 times thinner, do not use crystalline silicon material and, therefore, are unaffected by the worldwide scarcity of silicon. The thin-film solar panel manufacturing expansion is particularly welcome in view of the worldwide demand for clean solar energy.

In a joint statement, Stanford R. Ovshinsky, United Solar Ovonic's Chairman and CEO and President and CTO of ECD Ovonics, and Robert C. Stempel, Chairman and CEO of ECD Ovonics, said, "Our investment in United Solar Ovonic is part of our strategy to continue accelerating its growth in the marketplace. Demand for our unique flexible PV products is increasing, and doubling United Solar Ovonic's capacity will give us the opportunity to meet the needs of our existing customers and to pursue new market opportunities for Uni-Solar Ovonic products."

"Finding alternative sources of energy is critical in the new economy of the 21st century," said Governor Jennifer M. Granholm. "Michigan remains committed to staying at the forefront of alternative energy research, development and manufacturing, and companies such as United Solar Ovonic and ECD Ovonics will help us achieve our goals."

Tax credits valued at more than $6.1 million over 20 years and a $100,000 Economic Development Job Training Grant was an important factor in United Solar Ovonic's decision to locate the facility in Michigan. To further support the project, the city of Auburn Hills has

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proposed a tax abatement valued at $109,100 and is willing to support Next Energy personal property tax exemptions that could be worth an estimated $6.9 million over the next eight years.

"We appreciate the support and opportunity to work with the State of Michigan, Oakland County and the City of Auburn Hills. The doubling of our manufacturing capacity is another important milestone in growing our business," said Subhendu Guha, President and Chief Operating Officer of United Solar Ovonic.

About United Solar Ovonic

United Solar Ovonic, building on technology invented and pioneered by ECD Ovonics, is the world leader in thin-film amorphous photovoltaics. Its 25-megawatt production equipment is the world’s largest and most advanced machine for the manufacture of thin-film amorphous silicon alloy solar cells and related products used for a variety of applications ranging from charging batteries for solar lanterns to large solar farms for utility-scale applications. UNI-SOLAR® solar cells are lightweight, rugged and flexible, and are ideal as building-integrated photovoltaic roofing systems for residential and industrial customers. ECD Ovonics and Uni-Solar Ovonic hold the basic patents covering the continuous roll-to-roll manufacturing of thin-film amorphous silicon alloy multi-junction solar cells and related products. More information on Uni-Solar Ovonic can be found at www.uni-solar.com.

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Contact:

Subhendu Guha

President and COO, United Solar Ovonic LLC

(248) 475-0100
sguha@uni-solar.com